Exhibit 23.1



                  CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-3 (No. 333-27287) and in the registration statements on Form S-8 (Nos. 333-62693, 333-40377, 333-40781, 333-40783, 333-00439, 333-00189, 33-59687, 33-
59685, 33-56911, 33-22079, 33-22080 and 33-42074) of IMC Global Inc. of
our report dated September 8, 1998, on our audits of the consolidated financial statements of Harris Chemical Group, Inc. as of March 28, 1998 and March 29, 1997, and for the years ended March 28, 1998, March 29, 1997 and March 30, 1996 which report is included in this Form 8-K/A.


Kansas City, Missouri                /s/ PricewaterhouseCoopers LLP
September 14, 1998                   ------------------------------
                                     PricewaterhouseCoopers LLP